Exhibit 2.1


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is dated this 29th day of August, 2006, by and between International Imaging Systems, Inc., a Delaware corporation ("Seller"), and Alfred M. Schiffrin ("Buyer").

         WHEREAS, Seller is the record and beneficial owner of 3,014,350 shares (the "Shares") of common stock, par value $.001 per share, of Renewable Assets, Inc., a Delaware corporation ("RAI"); and

         WHEREAS, Buyer is a sophisticated investor and, as the president of RAI, is familiar with the business and financial condition of RAI; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, upon the terms and subject to the conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Seller hereby sells, conveys and transfers the Shares to Buyer. In order to effect such sale and conveyance, simultaneous with the execution of this Agreement, Seller is delivering to Buyer the certificate evidencing the Shares, together with a stock power duly executed in blank and such other documents as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

         2. In consideration of the foregoing transfer and conveyance, Buyer agrees to pay to Seller, simultaneous with the execution of this Agreement, the sum of $100.

         3.       Seller represents and warrants to Buyer that:

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all necessary power to own all of its properties and assets and to carry on its business as now being conducted. Seller has the corporate power to execute, deliver and perform this Agreement, and has taken all action required by law, its certificate of incorporation, its by-laws or otherwise to authorize the execution and delivery of this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated herein do not violate any provision of the certificate of incorporation or by-laws of Seller, or any agreement, instrument, order, judgment or decree to which Seller is a party or by which it is bound, or violate any restrictions of any kind to which it is subject.

                  (b) Seller is the record and beneficial owner of the Shares, there are no other shares of capital stock of RAI issued or outstanding, there are no notes debentures or other securities issued or outstanding that are convertible into shares of capital stock of RAI and there are no agreements or understandings, written or oral, to issue or purchase any shares of capital stock of RAI. The Shares are owned by Seller free and clear of any liens, charges, encumbrances and adverse claims and are not subject to any restrictions with respect to transferability, except restrictions on transferability imposed under federal and state securities laws. Upon transfer of the Shares to Buyer hereunder, Buyer will acquire good and marketable title to the shares free and clear of any lien, pledge, encumbrance, charge, security interest claim or right of another.

                  (c) RAI has filed all tax returns required to be filed by it under the laws of the United States, its jurisdiction of incorporation and each jurisdiction in which it conducts or has conducted a material amount of its business and has paid the taxes shown to be due under such returns. RAI does not have any liability for taxes incurred but unpaid or any other liability which in the aggregate exceed $2,500 except for liabilities for legal fees in connection with federal security law compliance that shall be satisfied by Seller. Except as set forth herein, Seller makes no warranty or representation regarding the financial condition or liabilities of RAI.

         4.       Buyer represents and warrants that:

                  (a) Buyer is a sophisticated investor and, as the president of RAI, is aware of the business and financial condition of RAI. Without limiting the generality of the foregoing, Buyer acknowledges that he is aware that RAI has no tangible or intangible assets other than its contractual relationship with Office Furniture Warehouse, Inc. ("OFW"), commissions receivable from OFW of approximately $2,500 and RAI's legal name.

                  (b) Buyer will comply in all respects with the provisions of the Securities Act of 1933, as amended (the "Act"), with respect to the acquisition and subsequent transfer of the Shares. Without limiting the generality of the foregoing, Buyer represents that he is acquiring the Shares for investment for his own account and not with the view to the distribution or resale thereof, and understands that the Shares have not been registered with the Securities and Exchange Commission under the Act and therefore may not be resold unless registered under the Act or pursuant to an exemption therefrom.

         5. The representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement.

         6. Each of the parties hereto represents and warrants to the other party that there are no claims for brokerage commission's or finder's fees in connection with the transaction contemplated hereby resulting from any action by such party.

         7. No party hereto shall be liable for or required to pay any liabilities or expenses incurred by the other in connection with this Agreement or the transaction contemplated hereby, all of which shall be borne and paid by the party incurring them, except that Seller shall be liable for any expenses or liabilities of RAI in connection with this Agreement or the transaction contemplated hereby.

         8. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

         9. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto.

         10. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

INTERNATIONAL IMAGING SYSTEMS, INC.


By: /s/ C. LEO SMITH
    -------------------------------------
    C. Leo Smith, Chief Executive Officer



/s/ ALFRED M. SCHIFFRIN
-------------------------
Alfred M. Schiffrin